UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 4, 2009

MDRNA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-13789	11-2658569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3830 Monte Villa Parkway, Bothell, Washington	98021
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 425-908-3600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on November 18, 2008, MDRNA, Inc. (the “Company”) received notice from the NASDAQ Listing Qualifications Staff (the “Staff”) that the Company was not in compliance with NASDAQ Marketplace Rule 4450(a)(3) (the “Rule”), which requires the Company to have a minimum of $10,000,000 in stockholders’ equity for continued listing on The NASDAQ Global Market. On December 3, 2008, the Company submitted to the Staff a specific plan to achieve and sustain compliance with all NASDAQ Global Market listing requirements, and on December 22, 2008, the Company received notice from the Staff granting the Company an extension until March 3, 2009 to regain compliance with the Rule.

The Company did not regain compliance with the Rule on or prior to March 3, 2009 and, accordingly, on March 4, 2009, the Company received written notification (the “Staff Determination”) from The NASDAQ Stock Market stating that the Company’s common stock would be subject to delisting from The NASDAQ Global Market as a result of the deficiency.

On March 5, 2009, the Company requested a hearing before the NASDAQ Listing Qualifications Panel (the “Panel”) to review the Staff Determination, which will stay any action with respect to the Staff Determination until the Panel renders a decision subsequent to the hearing. At the hearing, the Company intends to present a plan to regain compliance with the Rule. There can be no assurance that the Panel will grant the Company’s request for continued listing.

On March 6, 2009, the Company issued a press release announcing receipt of the Staff Determination as required by NASDAQ Marketplace Rule 4804(b). A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MDRNA, Inc.

March 6, 2009	By:	/s/ Bruce R. York
	Name:	Bruce R. York
	Title:	CFO

Exhibit Index

Exhibit No.	Description

99.1	Press Release of MDRNA, Inc. dated March 6, 2009